Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF FORMATION

OF

ACCC, LLC

This Certificate of Amendment to the Certificate of Formation of ACCC, LLC is filed in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.              The name of the limited liability company is ACCC, LLC.

2.              The Certificate of Formation of the limited liability company is hereby amended by deleting the FIRST Article in its entirety and inserting the following in lieu thereof:

“FIRST.                    The name of the limited liability company is Andalusian Credit Company, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation as of the 10th day of May 2023.

By:	/s/ Nicholas Savasta
Name:	Nicholas Savasta
Title:	Authorized Signatory